Exhibit 99.1

TIPTREE REPORTS THIRD QUARTER 2022 RESULTS
Greenwich, Connecticut - November 2, 2022 - Tiptree Inc. (NASDAQ:TIPT) (“Tiptree” or the “Company”), today announced its financial results for the three and nine months ended September 30, 2022.

Third Quarter 2022 Summary

•Revenues for the quarter of $363.5 million, an increase of 26.8% from Q3'21, driven by growth in Fortegra’s specialty insurance lines and increased vessel revenues. Excluding investment gains and losses, revenues were up 17.7%.

•Net income of $14.2 million compared to net income of $2.0 million in Q3'21, driven by the gain on sale of dry-bulk vessels and growth in our insurance business.

•Adjusted net income of $19.4 million decreased by 6.4% from $20.7 million in Q3'21, driven by declines in our mortgage business. Adjusted return on average equity was 14.8% for the quarter.

•Completed the sale of two remaining dry bulk vessels for $46.2 million, representing a gain of $14.1 million. Total proceeds from dry-bulk vessel sales in 2022 were $67.7 million, or a gain of $21.2 million.

•Signed definitive agreements to sell remaining two product tankers for an aggregate of $49.0 million, representing an approximate 44% gain as compared to Q3’22 book value. The two tankers are expected to close in Q4’22.

•The Company repurchased 158,162 shares for the nine months ended September 30, 2022 at an average price of $10.43 per share.

•Declared a dividend of $0.04 per share to stockholders of record on November 21, 2022 with a payment date of November 28, 2022.

	Third Quarter		Nine Months
($ in thousands, except per share information)	2022	2021	2022	2021
Total revenues	$363,478	$286,605	$1,028,224	$880,980
Net income (loss) attributable to common stockholders	$14,223	$2,008	$(9,145)	$38,558
Diluted earnings per share	$0.38	$0.06	$(0.26)	$1.11
Cash dividends paid per common share	$0.04	$0.04	$0.12	$0.12
Return on average equity	15.4%	3.3%	(0.7)%	14.8%

Non-GAAP: (1)
Adjusted net income	$19,395	$20,730	$48,833	$47,010
Adjusted return on average equity	14.8%	20.5%	14.2%	16.2%
Book value per share	$10.68	$11.37	$10.68	$11.37
(1) See “—Non-GAAP Reconciliations” for a discussion of non-GAAP financial measures. Adjusted net income is presented before the impacts of non-controlling interests.

Nine Months 2022 Summary

•In June 2022, Tiptree closed the previously announced $200 million strategic investment in Fortegra by Warburg Pincus. As part of the closing, $113 million of Tiptree’s corporate debt was repaid in full. For the nine months, Tiptree recognized a $63.2 million pre-tax gain in stockholders’ equity from the investment in Fortegra, which was partially offset by an increase in deferred tax liability associated with the tax deconsolidation of Fortegra. Of the total deferred tax liability of $38.2 million, $24.1 million impacted net income with the remainder impacting stockholders’ equity directly.

•In 2022, we sold all three dry bulk vessels for $67.7 million and signed definitive agreements to sell the remaining two product tankers for $49.0 million. The gain on the two product tankers is expected to be approximately 44% as compared to Q3’22 book value and we expect the sales to close in Q4’22.

•Year-to-date revenues of $1.03 billion, an increase of 16.7% from 2021 driven by similar factors impacting the quarter. Excluding investment gains and losses, revenues were up 19.3%.

•Net loss of $9.1 million compared to net income of $38.6 million in 2021, driven by the deferred tax liability associated with the tax deconsolidation of Fortegra and unrealized losses on investments as compared to gains in the prior year period, partially offset by growth in insurance and shipping operations.

•Adjusted net income of $48.8 million increased by 3.9% from prior year, driven by growth in specialty insurance and shipping operations. Adjusted return on average equity was 14.2%.

Segment Financial Highlights - Third Quarter 2022

Insurance (The Fortegra Group):

	Third Quarter		Nine Months
($ in thousands)	2022	2021	2022	2021
Gross written premiums and premium equivalents	$761,446	$588,063	$1,956,998	$1,618,076
Revenues	$327,028	$246,706	$903,388	$721,524
Income before taxes	$15,304	$13,337	$39,057	$49,569
Return on average equity	14.4%	13.7%	12.1%	17.3%
Combined ratio	91.5%	89.6%	91.0%	91.0%

Non-GAAP: (1)
Adjusted net income	$19,831	$19,533	$59,893	$46,400
Adjusted return on average equity	24.8%	26.8%	25.8%	20.9%
(1) See “—Non-GAAP Reconciliations” for a discussion of non-GAAP financial measures. Adjusted net income is presented before the impacts of non-controlling interests.

•Fortegra’s gross written premiums and premium equivalents increased 29.5% for the quarter and 20.9% for the year driven by growth in U.S. specialty insurance lines and service contract businesses in U.S. and Europe. As a function of Fortegra’s premium growth, the combination of unearned premiums and deferred revenues on the balance sheet grew to $2.0 billion, up $413.8 million, or 26.5%, from September 30, 2021.

•Revenues increased 32.6% for the quarter and 25.2% for the year driven by premium growth in specialty admitted and E&S lines, partially offset by unrealized investment losses. Excluding the impact of investment gains and losses, revenues increased by 31.2% for the quarter and 29.3% for the year.

•The combined ratio for the quarter was 91.5%, compared to 89.6% in Q3'21 driven by the scalability of Fortegra’s technology and shared service platform, which improved the expense ratio, while the underwriting ratio increased due to a shift in business mix toward lines with higher loss ratios and lower expense ratios. Year-to-date combined ratio was consistent at 91.0%.

•Income before taxes for the quarter was $15.3 million. Year-to-date income before taxes of $39.1 million compared to $49.6 million in the prior year. Return on equity for the year-to-date period was 12.1%, as compared to 17.3% in 2021.

•Adjusted net income for the quarter was $19.8 million, up 1.5% from Q3'21. Year-to-date adjusted net income was $59.9 million, up 29.1% from prior year driven by revenue growth and the improved combined ratio. The year-to-date adjusted return on average equity was 25.8%, as compared to 20.9% in 2021.

•On April 1, 2022, Fortegra acquired ITC Compliance GRP Limited for net cash consideration of $15.0 million, which further establishes Fortegra's footprint in Europe and provides a wholly vertical compliance solution for the U.K. automotive market.

Tiptree Capital:

	Third Quarter		Nine Months
($ in thousands)	2022	2021	2022	2021
Revenues	$36,450	$39,899	$124,836	$159,456
Income before taxes	$18,136	$1,567	$23,817	$38,033
Return on average equity	40.3%	6.8%	17.0%	24.9%

Non-GAAP: (1)
Adjusted net income	$4,879	$9,483	$9,756	$23,638
Adjusted return on average equity	13.8%	20.2%	8.5%	18.2%
(1) See “—Non-GAAP Reconciliations” for a discussion of non-GAAP financial measures. Adjusted net income is presented before the impacts of non-controlling interests.

•Tiptree Capital income before taxes for the quarter was $18.1 million compared to $1.6 million in the prior year driven by improved dry bulk and tanker charter rates and the gain on sale of two of our dry bulk vessels.

•Income before taxes for the year was $23.8 million, down substantially from the prior year as declines in origination volumes and gain on sale margins in our mortgage business and unrealized losses on Invesque more than offset the improvements in our shipping business.

Corporate:

Corporate includes expenses of the holding company for interest expense, employee compensation and benefits, and public company and other expenses. For the quarter, corporate expenses were $8.3 million compared to $11.3 million in Q3'21 and for the year were $33.9 million compared to $33.2 million. The decrease in the quarter was driven by lower incentive compensation expense and interest expense as we repaid our corporate holding company borrowings in June 2022. Effective November 1, 2022, Tiptree has relocated its headquarters to 660 Steamboat Road, Greenwich, CT 06830.

Non-GAAP

Management uses Adjusted net income and Adjusted return on average equity as measurements of operating performance. Management believes these measures provide supplemental information useful to investors as they are frequently used by the financial community to analyze financial performance and comparison among companies. Management uses Adjusted net income and adjusted return on average equity as part of its capital allocation process and to assess comparative returns on invested capital. Adjusted net income represents income before taxes, less provision (benefit) for income taxes, and excluding the after-tax impact of various expenses that we consider to be unique and non-recurring in nature, stock-based compensation, net realized and unrealized gains (losses), and intangibles amortization associated with purchase accounting. Adjusted net income and Adjusted return on average equity are not measurements of financial performance or liquidity under GAAP and should not be considered as an alternative or substitute for GAAP net income. See “Non-GAAP Reconciliations” for a reconciliation of these measures to their GAAP equivalents.

Earnings Conference Call
Tiptree will host a conference call on Thursday, November 3, 2022 at 9:00 a.m. Eastern Time to discuss its Q3 2022 financial results. A copy of our investor presentation, to be used during the conference call, as well as this press release, will be available in the Investor Relations section of the Company’s website, located at www.tiptreeinc.com.

The conference call will be available via live or archived webcast at http://www.investors.tiptreeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, please dial 1-855-327-6837 (domestic) or 1-631-891-4304 (international). Please dial in at least five minutes prior to the start time.

A replay of the call will be available from Thursday, November 3, 2022 at 12:00 p.m. Eastern Time, until midnight Eastern on Thursday, November 10, 2022. To listen to the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international), Passcode: 10020271.

About Tiptree

Tiptree Inc. (NASDAQ: TIPT) allocates capital to select small and middle market companies with the mission of building long-term value. Established in 2007, we have a significant track record investing in the insurance sector and across a variety of other industries, including mortgage origination, specialty finance and shipping. With proprietary access and a flexible capital base, we seek to uncover compelling investment opportunities and support management teams in unlocking the full value potential of their businesses. For more information, please visit tiptreeinc.com and follow us on LinkedIn.

Forward-Looking Statements

This release contains “forward-looking statements” which involve risks, uncertainties and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “target,” “will,” or similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations for our businesses and intentions. The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to those described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, and as described in the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this release. The factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could affect our forward-looking statements. Consequently, our actual performance could be materially different from the results described or anticipated by our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statements.

Tiptree Inc.
Condensed Consolidated Balance Sheets
($ in thousands, except share data)

	As of
	September 30, 2022	December 31, 2021
Assets:
Investments:
Available for sale securities, at fair value, net of allowance for credit losses	$584,081	$577,448
Loans, at fair value	70,784	105,583
Equity securities	85,103	138,483
Other investments	76,535	168,656
Total investments	816,503	990,170
Cash and cash equivalents	503,488	175,718
Restricted cash	10,344	19,368
Notes and accounts receivable, net	481,985	454,369
Reinsurance receivables	1,194,327	880,836
Deferred acquisition costs	485,199	379,373
Goodwill	185,944	179,103
Intangible assets, net	120,340	122,758
Other assets	162,118	146,844
Assets held for sale	33,836	250,608
Total assets	$3,994,084	$3,599,147

Liabilities and Stockholders’ Equity
Liabilities:
Debt, net	$266,255	$393,349
Unearned premiums	1,349,357	1,123,952
Policy liabilities and unpaid claims	512,924	331,703
Deferred revenue	628,876	534,863
Reinsurance payable	317,199	265,569
Other liabilities and accrued expenses	399,899	306,536
Liabilities held for sale	—	242,994
Total liabilities	$3,474,510	$3,198,966

Stockholders’ Equity:
Preferred stock: $0.001 par value, 100,000,000 shares authorized, none issued or outstanding	$—	$—
Common stock: $0.001 par value, 200,000,000 shares authorized, 36,247,257 and 34,124,153 shares issued and outstanding, respectively	36	34
Additional paid-in capital	380,196	317,459
Accumulated other comprehensive income (loss), net of tax	(47,670)	(2,685)
Retained earnings	54,717	68,146
Total Tiptree Inc. stockholders’ equity	387,279	382,954
Non-controlling interests:
Fortegra preferred interests	77,679	—
Common interests	54,616	17,227
Total non-controlling interests	132,295	17,227
Total stockholders’ equity	519,574	400,181
Total liabilities and stockholders’ equity	$3,994,084	$3,599,147

Tiptree Inc.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Earned premiums, net	$237,877	$175,026	$662,234	$498,903
Service and administrative fees	83,423	69,664	232,883	191,414
Ceding commissions	4,023	2,722	9,886	8,827
Net investment income	3,632	3,330	10,164	9,331
Net realized and unrealized gains (losses)	17,159	14,805	50,050	120,268
Other revenue	17,364	21,058	63,007	52,237
Total revenues	363,478	286,605	1,028,224	880,980
Expenses:
Policy and contract benefits	121,242	80,831	330,353	237,198
Commission expense	137,559	104,392	382,435	292,580
Employee compensation and benefits	38,210	48,643	142,927	147,260
Interest expense	5,503	8,657	24,837	26,890
Depreciation and amortization	5,549	6,119	17,714	18,261
Other expenses	30,290	34,379	100,978	104,340
Total expenses	338,353	283,021	999,244	826,529
Income (loss) before taxes	25,125	3,584	28,980	54,451
Less: provision (benefit) for income taxes	5,068	237	31,537	11,416
Net income (loss)	20,057	3,347	(2,557)	43,035
Less: net income (loss) attributable to non-controlling interests	5,834	1,339	6,588	4,477
Net income (loss) attributable to common stockholders	$14,223	$2,008	$(9,145)	$38,558

Net income (loss) per common share:
Basic earnings per share	$0.39	$0.06	$(0.26)	$1.15
Diluted earnings per share	$0.38	$0.06	$(0.26)	$1.11

Weighted average number of common shares:
Basic	36,304,385	33,558,106	35,261,659	32,963,451
Diluted	36,783,248	34,132,182	35,261,659	35,025,211

Dividends declared per common share	$0.04	$0.04	$0.12	$0.12

Tiptree Inc.
Non-GAAP Reconciliations (Unaudited)

Non-GAAP Financial Measures — Adjusted net income and Adjusted return on average equity

The Company defines Adjusted net income as income before taxes, less provision (benefit) for income taxes, and excluding the after-tax impact of various expenses that we consider to be unique and non-recurring in nature, including merger and acquisition related expenses, stock-based compensation, net realized and unrealized gains (losses) and intangibles amortization associated with purchase accounting. We use adjusted net income as an internal operating performance measure in the management of business as part of our capital allocation process. We believe adjusted net income provides useful supplemental information to investors as it is frequently used by the financial community to analyze financial performance between periods and for comparison among companies. Adjusted net income should not be viewed as a substitute for income before taxes calculated in accordance with GAAP, and other companies may define adjusted net income differently. Adjusted net income is presented before the impacts of non-controlling interests.

We define Adjusted return on average equity as Adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholder’s equity during the period. We use Adjusted return on average equity as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted return on average equity should not be viewed as a substitute for return on average equity calculated in accordance with GAAP, and other companies may define adjusted return on average equity differently.

	Three Months Ended September 30, 2022
		Tiptree Capital
($ in thousands)	Insurance	Mortgage	Other	Corporate	Total
Income (loss) before taxes	$15,304	$(940)	$19,077	$(8,316)	$25,125
Less: Income tax (benefit) expense	(3,765)	92	(3,963)	2,568	(5,068)
Less: Net realized and unrealized gains (losses)	6,382	(82)	(12,694)	—	(6,394)
Plus: Intangibles amortization (1)	4,115	—	—	—	4,115
Plus: Stock-based compensation expense	33	—	75	1,588	1,696
Plus: Non-recurring expenses	89	—	53	—	142
Plus: Non-cash fair value adjustments	—	—	(130)	—	(130)
Less: Tax on adjustments (2)	(2,327)	153	3,238	(1,155)	(91)
Adjusted net income	$19,831	$(777)	$5,656	$(5,315)	$19,395

Adjusted net income	$19,831	$(777)	$5,656	$(5,315)	$19,395
Average stockholders’ equity	$319,703	$57,133	$84,445	$61,178	$522,459
Adjusted return on average equity	24.8%	(5.4)%	26.8%	NM%	14.8%

	Three Months Ended September 30, 2021
		Tiptree Capital
($ in thousands)	Insurance	Mortgage	Other	Corporate	Total
Income (loss) before taxes	$13,337	$6,267	$(4,700)	$(11,320)	$3,584
Less: Income tax (benefit) expense	(3,394)	14	1,591	1,552	(237)
Less: Net realized and unrealized gains (losses)	7,428	(1,055)	10,396	—	16,769
Plus: Intangibles amortization (1)	3,830	—	—	—	3,830
Plus: Stock-based compensation expense	475	—	197	832	1,504
Plus: Non-recurring expenses	(28)	—	448	—	420
Plus: Non-cash fair value adjustments	—	—	(815)	—	(815)
Less: Tax on adjustments (2)	(2,115)	(1,265)	(1,595)	650	(4,325)
Adjusted net income	$19,533	$3,961	$5,522	$(8,286)	$20,730

Adjusted net income	$19,533	$3,961	$5,522	$(8,286)	$20,730
Average stockholders’ equity	$291,281	$68,925	$118,729	$(75,340)	$403,595
Adjusted return on average equity	26.8%	23.0%	18.6%	NM%	20.5%

	Nine Months Ended September 30, 2022
		Tiptree Capital
($ in thousands)	Insurance	Mortgage	Other	Corporate	Total
Income (loss) before taxes	$39,057	$3,350	$20,468	$(33,895)	$28,980
Less: Income tax (benefit) expense	(11,099)	(874)	(3,469)	(16,095)	(31,537)
Less: Net realized and unrealized gains (losses)	23,151	(7,976)	(8,293)	—	6,882
Plus: Intangibles amortization (1)	12,146	—	—	—	12,146
Plus: Stock-based compensation expense	2,376	—	98	5,437	7,911
Plus: Non-recurring expenses	1,561	—	(869)	2,108	2,800
Plus: Non-cash fair value adjustments	—	—	3,554	—	3,554
Less: Tax on adjustments (2)	(7,299)	1,984	1,783	21,629	18,097
Adjusted net income	$59,893	$(3,516)	$13,272	$(20,816)	$48,833

Adjusted net income	$59,893	$(3,516)	$13,272	$(20,816)	$48,833
Average stockholders’ equity	$309,042	$58,558	$94,169	$(1,891)	$459,878
Adjusted return on average equity	25.8%	(8.0)%	18.8%	NM%	14.2%

	Nine Months Ended September 30, 2021
		Tiptree Capital
($ in thousands)	Insurance	Mortgage	Other	Corporate	Total
Income (loss) before taxes	$49,569	$25,119	$12,914	$(33,151)	$54,451
Less: Income tax (benefit) expense	(11,157)	(4,448)	(1,350)	5,539	(11,416)
Less: Net realized and unrealized gains (losses)	(5,004)	(5,075)	(3,512)	—	(13,591)
Plus: Intangibles amortization (1)	11,499	—	—	—	11,499
Plus: Stock-based compensation expense	1,347	331	209	1,831	3,718
Plus: Non-recurring expenses	2,076	—	729	2,171	4,976
Plus: Non-cash fair value adjustments	—	—	(2,167)	—	(2,167)
Less: Tax on adjustments (2)	(1,930)	(442)	1,330	582	(460)
Adjusted net income	$46,400	$15,485	$8,153	$(23,028)	$47,010

Adjusted net income	$46,400	$15,485	$8,153	$(23,028)	$47,010
Average stockholders’ equity	$296,125	$62,093	$110,818	$(81,196)	$387,840
Adjusted return on average equity	20.9%	33.3%	9.8%	NM%	16.2%

Notes
(1)	Specifically associated with acquisition purchase accounting. See Note (9) Goodwill and Intangible Assets, net, of the Company’s Form 10-Q for the period ended September 30, 2022.
(2)
Tax on adjustments represents the tax applied to the total non-GAAP adjustments and includes adjustments for non-recurring or discrete tax impacts. For the three and nine months ended September 30, 2022, included in the adjustment is an add-back of $(1.4) million and $24.1 million, respectively, related to deferred tax expense from the WP Transaction.

Non-GAAP Financial Measures — Book value per share

Management believes the use of this financial measure provides supplemental information useful to investors as book value is frequently used by the financial community to analyze company growth on a relative per share basis. The following table provides a reconciliation between total stockholders’ equity and total shares outstanding, net of treasury shares.

($ in thousands, except per share information)	As of September 30,
	2022	2021
Total stockholders’ equity	$519,574	$402,142
Less: Non-controlling interests	132,295	16,930
Total stockholders’ equity, net of non-controlling interests	$387,279	$385,212

Total common shares outstanding	36,247	33,889

Book value per share	$10.68	$11.37